EXHIBIT 3.1

CERTIFICATE OF CORRECTION OF THE

CERTIFICATE OF DESIGNATION OF CLASS A2 CONVERTIBLE PREFERRED STOCK

OF KYTO TECHNOLOGY AND LIFE SCIENCE, INC.

Kyto Technology and Life Science, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.The name of the Corporation is Kyto Technology and Life Science, Inc.

2.That a Certificate of Designation of Class A2 Convertible Preferred Stock of the Corporation (the “Certificate of Designation”) was filed with the Delaware Secretary of State on April 8, 2021, and said Certificate of Designation requires correction as permitted by Section 103 of the Delaware General Corporation Law.

3.The inaccuracy to be corrected in the Certificate of Designation is as follows:

a.Section 5.2(a) of the Certificate of Designation incorrectly includes a reference to the Corporation’s Class A1 Preferred Stock rather than the Corporation’s Class A2 Preferred Stock.

4.Section 5.2(a) of the Certificate of Designation is corrected to read as follows:

“Upon the occurrence of the vote or consent of the holders of two-thirds of the voting power of the then outstanding Class A2 Preferred Stock to convert, then (A) all outstanding shares of Class A2 Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate, and (B) such shares may not be reissued by the Corporation.”

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Correction to be filed on this May 27, 2021.

KYTO TECHNOLOGY AND LIFE SCIENCE, INC.

By:	/s/ Paul Russo
Paul Russo
Chief Executive Officer